Item 77C

PROXY RESULTS

SPECIAL JOINT MEETING OF SHAREHOLDERS

NOVEMBER 16, 2009

A Special Joint Meeting of Shareholders (the “Meeting”) of Dreyfus New York AMT-Free Municipal Money Market Fund, Inc. (the “Fund”) was held on November 16, 2009. Out of a total of 335,314,103.740 of the Fund’s shares (“Shares”) of common stock outstanding and entitled to vote at the Meeting, a total of 112,671,733.240, which is 33.602% of the outstanding shares, of the Fund’s shares were represented at the Meeting, in person or by proxy. Shareholders voted on the approval of changes to the Fund’s fundamental policies and investment restrictions. The voting results were as follows:

1.             To approve amending the Fund’s policy regarding borrowing:

                                  _______________________________________________________

                                             No. of               % of Outstanding      % of Shares

                                            Shares                        Shares                  Voted

                                  ______________________________________________________

Affirmative              88,168,615.020                  26.294%               78.253%

Against                      19,222,343.590                 5.733%                 17.060%

Abstain                       5,280,774.630                  1.575%                  4.687%

TOTAL                     112,671,733.240                33.602%              100.00%

2.             To approve amending the Fund’s policy regarding lending:

                                _______________________________________________________

                                             No. of               % of Outstanding        % of Shares

                                            Shares                         Shares                     Voted

                                  _______________________________________________________

Affirmative               87,689,128.320                 26.151%              77.827%

Against                        20,032,568.520                  5.975%               17.780%

Abstain                        4,950,036.400                    1.476%                 4.393%

TOTAL                       112,671,733.240                33.602%            100.00%

3.    To permit investment in other investment companies.

                                           No. of               % of Outstanding        % of Shares

                                            Shares                         Shares                    Voted

                                  _______________________________________________________

Affirmative               85,248,681.300                25.424%                     75.661%

Against                       21,183,443.170                  6.317%                   18.801%

Abstain                      6,239,608.770                     1.861%                    5.538%

TOTAL                   112,671,733.240                33.602%                     100.00%

               Because the requisite number of votes had not been received as of November 16, 2009, the Meeting was adjourned until December 28, 2009.